CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

XcelMobility Inc.
Nevada

We are in agreement with the disclosure in the section under EFP Audit Report in this Form 8-K of XcelMobility Inc. concerning non-reliance on our report previously issued related to the consolidated financial statements of XcelMobility Inc. for the year ended December 31, 2011.

EFP Rotenberg, LLP
Rochester, New York
July 10, 2013

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